 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2011

UNITED BANCSHARES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	000-29283	34-1516518
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)
100 S. High Street, Columbus Grove, Ohio	45830-1241
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:		(419) 659-2141

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On April 25, 2011, United Bancshares, Inc. issued an earnings release announcing its financial results for the three month period ended March 31, 2011.  A copy of the earnings release (Exhibit 99.1) and unaudited financial information (Exhibit 99.2) are attached.

The information in this Item 2.02, including Exhibit 99.1 and Exhibit 99.2 furnished herewith, is being furnished and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that Section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933 or the Exchange Act, except as otherwise stated in such filing.

Item 7.01 Regulation FD Disclosure.

On April 25, 2011, United Bancshares, Inc. issued an earnings release announcing its financial results for the three month period ended March 31, 2011.  A copy of the earnings release (Exhibit 99.1) and unaudited financial information (Exhibit 99.2) are attached.

The information in this Item 7.01, including Exhibit 99.1 and Exhibit 99.2, furnished herewith, is being furnished and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that Section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933 or the Exchange Act, except as otherwise stated in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Release dated April 25, 2011
99.2	Unaudited Financial Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

United Bancshares, Inc.

Date: April 25, 2011	By: /s/Brian D. Young
Brian D. Young Executive VP, CFO & Treasurer

Exhibit 99.1

On April 25, 2011, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $600 million today announced operating results for the three month period ended March 31, 2011.

For the quarter ended March 31, 2011, the Corporation reported net income of $766,000, or $0.22 per share compared to first quarter 2010 net income of $1,024,000, or $0.30 per share.  Compared with the same period in 2010, first quarter 2011 net income decreased $258,000 or 25.2%.  The decrease for the quarter, as compared to the quarter ended March 31, 2010, was primarily attributable to a $130,000 decrease in net interest income and a $475,000 increase in the provision for loan losses offset by a $147,000 decrease in non-interest expenses and the related income tax effects of these items.

The Corporation recognized a $1,275,000 provision for loan losses for the first quarter of 2011 compared to $800,000 for the same period in 2010.  In light of high unemployment and the continued uncertainty of the real estate markets in which the Corporation serves, especially with respect to commercial real estate, management believed it prudent to make the aforementioned provisions to the allowance for loan losses.  The allowance for loan losses as a percentage of total loans has increased to 2.41% at March 31, 2011 compared to 1.34% at March 31, 2010.

For the quarter ended March 31, 2011, non-interest income was $740,000, compared to $730,000 for the first quarter of 2010, a $10,000 (1.4%) increase.  The increase in non-interest income for the first quarter of 2011 as compared to 2010 was primarily attributable to a $21,000 increase in gains on sales of securities, offset by a $12,000 decrease in gains on sales of loans.

For the quarter ended March 31, 2011, non-interest expenses were $3,776,000, compared to $3,924,000 for the first quarter of 2010, a $148,000 (3.8%) decrease.  The decrease in non-interest expenses for the first quarter of 2011 as compared to 2010 was primarily attributable to a $166,000 decrease related to other real estate owned and related asset management costs; a $55,000 decrease in data processing expenses, a $53,000 decrease in deposit premium amortization and a $54,000 decrease in miscellaneous expenses offset by a $91,000 increase in salaries and benefits, and a $54,000 increase in FDIC premium expenses.

Total assets amounted to $600.4 million at March 31, 2011, compared to $612.6 million at December 31, 2010, a decrease of $12.2 million, or 2.0%.  The decrease in total assets resulted primarily from a decrease of $11.9 million (3.1%) in gross loans, offset by an increase in available-for-sale securities of $2.8 million (2.0%).  Deposits during this same period decreased $7.0 million, or 1.4% and other borrowings, consisting of Federal Home Loan Bank (FHLB) borrowings, and customer repurchase agreements, decreased $6.3 million (11.3%).

Shareholders’ equity increased from $55.0 million at December 31, 2010 to $56.2 million at March 31, 2011.  This increase was the result of $766,000 in net income, the issuance of 389 treasury shares under the Corporation’s Employee Stock Purchase Plan ($6,000), and a $441,000 increase in unrealized securities gains, net of tax.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company which serves Allen, Hancock, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville, Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2010 Form 10-K.

Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

March 31, 2011

Dear Shareholders, Customers, and Employees,

Recent economic reports suggest that the national economy is improving, but it appears as though our market area is trailing in the recovery.  We have seen a decrease in delinquencies over the past two quarters; however, we have continued to increase our allowance for loan losses to recognize the current risk in the loan portfolio.  Loan demand remains soft and we have begun to experience net interest margin compression as competition for qualified borrowers has increased.

The Company was able to generate net income of $766,000 or $0.22 per share for the first quarter of 2011, which is a 22% increase over the $0.18 per share earned in the fourth quarter of 2010.  This was accomplished with a decreasing net interest margin and a decreasing loan to deposit ratio.  Shareholders’ equity increased to $56.2 million as of March 31, 2011.  We believe that maintaining strong capital levels will continue to be very important to community banking.

We, as a group, continue to work diligently to produce the best possible results for your institution.  As always, your support is appreciated.

Respectfully,

Daniel W. Schutt

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Three months ended March 31, 2011	Three months ended March 31, 2010
(dollars in thousands, except share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 6,983	$ 7,712
Interest expense	1,890	2,489
Net interest income	5,093	5,223
Provision for loan losses	1,275	800
Net interest income after provision for loan losses	3,818	4,423
Non-interest income	740	730
Non-interest expenses	3,776	3,923
Income before income taxes	782	1,230
Provision for income taxes	16	206
Net income	$ 766	$ 1,024

Average common shares outstanding	3,445,252	3,444,514

PER COMMON SHARE
Net income	$0.22	$0.30
Cash dividends	$0.00	$0.15
Book value	$16.32	$16.02
Closing price	$9.19	$10.60

FINANCIAL RATIOS
Return on average assets	0.51%	0.66%
Return on average equity	5.51%	7.48%
Net interest margin	3.82%	3.83%
Efficiency ratio	62.06%	63.20%
Loans to deposits	77.22%	78.85%
Allowance for loan losses to loans	2.41%	1.34%
Cash dividends to net income	0.00%	50.48%

PERIOD END BALANCES
	As of March 31, 2011	As of Dec. 31, 2010
Assets	$600,420	$612,617
Loans	$371,972	$383,907
Deposits	$481,682	$488,651
Shareholders' equity	$56,219	$55,005

Common shares outstanding	3,445,278	3,444,889

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth

David P. Roach

H. Edward Rigel

R. Steven Unverferth

James N. Reynolds - Chairman

Robert L. Dillhoff - Vice-Chairman

Daniel W. Schutt

OFFICERS

Daniel W. Schutt - President/CEO

Brian D. Young - CFO/Executive V.P./Treasurer

Heather M. Oatman - Secretary

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth

James N. Reynolds

Robert L. Dillhoff

H. Edward Rigel

Herbert H. Huffman

David P. Roach

Kevin L. Lammon

Robert M. Schulte, Sr.

William R. Perry

R. Steven Unverferth

Daniel W. Schutt - Chairman/CEO

Brian D. Young - President/CFO

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211